Exhibit 99.1

PRESS RELEASE

International Paper Names New Director

David Robbie to join IP Board of Directors

MEMPHIS, Tenn., Feb. 11, 2025 /PRNewswire/ — International Paper (NYSE: IP; LSE: IPC) today announced that David Robbie has been appointed to IP’s Board of Directors (the “Board”), effective February 11, 2025. The Board also appointed Mr. Robbie to the Audit and Finance and Public Policy and Environment committees.

Mr. Robbie, 61, joins the IP Board after serving on DS Smith’s Board of Directors since 2019. On January 31, 2025, International Paper acquired DS Smith to create a new global leader in sustainable packaging solutions, focused on the attractive North America and EMEA regions.

During his time on the DS Smith Board, Mr. Robbie was appointed as senior independent director in 2022 and also served as chair and member of the DS Smith audit, nomination and remuneration committees. Mr. Robbie is also a non-executive director and audit committee chair of easyJet plc, a British European airline group (2020-present). Prior to this role, he served as interim chair, senior independent director and chair of the audit committee at First Group plc, a British multinational transport group (2018-2021). Mr. Robbie also serves on the Board of Trustees for Britten Pears Arts, a music, arts and heritage charity based on the Suffolk Coast in England (2008-present). Mr. Robbie has significant international corporate experience having served as Group Finance Director of Rexam PLC, a British-based multinational consumer packaging company (2005-2016). Mr. Robbie is qualified as a chartered accountant at KPMG and holds an MA in English Literature from St. Andrew’s University.

“On behalf of the IP Board of Directors, I am pleased to welcome David to our Board. His strong financial background and international corporate experience combined with his deep knowledge of DS Smith will help us maximize the best of both companies as we work together to accelerate growth, improve profitability and serve customers all over the world,” said International Paper Chairman and CEO Andy Silvernail.

With these changes, the IP Board will consist of 11 directors, 10 of whom are classified as independent directors.

About International Paper

International Paper (NYSE: IP; LSE: IPC) is the global leader in sustainable packaging solutions. With company headquarters in Memphis, Tennessee, USA, and EMEA (Europe, Middle East and Africa) headquarters in London, UK, we employ more than 65,000 team members and serve customers around the world with operations in more than 30 countries. Together with our customers, we make the world safer and more productive, one sustainable packaging solution at a time. Net sales for 2024 were $18.6 billion. In 2025, International Paper acquired DS Smith creating an industry leader focused on the attractive and growing North American and EMEA regions. Additional information can be found by visiting internationalpaper.com

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Media Contact:

Amy Simpson

901-419-4964 newsroom@ipaper.com

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